EXHIBIT 10.40

MODEL MANAGEMENT CONTINUITY AGREEMENT

[FOR UNITED STATES EMPLOYEES]

E*TRADE GROUP, INC.

July 7, 1999

Jarrett Lilien

Dear Jarrett:

             We are pleased to offer you the position of CEO—TIR. This letter, if accepted, sets forth the terms of your employment with E*TRADE Group, Inc. (hereafter “E*TRADE” or the “Company”), following the Closing (as defined in the Exchange Agreement). As a full-time employee, you would receive an annual base salary of $200,000.00, paid biweekly, less all applicable deductions.

             All TIR (Holdings) LTD (“TIR”) employee benefits will continue uninterrupted until E*TRADE transitions your benefits coverage from TIR benefits to E*TRADE benefits. You will be offered E*TRADE’s standard Company-sponsored benefits which will ensure that you receive benefits consistent with and comparable to those offered similarly situated E*TRADE employees. You will, in particular, participate in E*TRADE’s existing paid time off plan and will be eligible to accrue paid time off based on your prior years of service with TIR. It is E*TRADE’s intention to transition your benefits coverage from TIR benefits to E*TRADE benefits during the first few months after the Closing. The Company wants to make this transition as smooth as possible.

Commencement Date

             This offer is contingent on the occurrence of the closing of E*TRADE’s acquisition (the “Acquisition”) of TIR, and, if you accept this offer, it would take effect as of that Closing Date.

Bonus Participation

             Upon achievement of the mutually agreed-upon operating milestones ending in fiscal years 2000 and 2001, as set out in Exhibit “A” hereto, you will be entitled to participate in a special bonus pool set aside for TIR Executive Committee members in lieu of the Team Quality Incentive (“TQI”) Bonus Program. Milestone factors for the special bonus pool shall be equally weighted among three categories of performance including the following: (1) individual performance; (2) integration; and (3) project leadership. Such bonuses shall be payable in two installments in October and April of each applicable fiscal year. The management of TIR may recommend individual allocations of bonus amounts from such bonus pool; however, E*TRADE shall make the final determinations of eligibility and bonus awards. The TIR special bonus program will terminate at the end of E*TRADE’s fiscal year 2001, and you will no l onger be eligible for any further bonus payments under that plan. Beginning in E*TRADE’s fiscal year 2002, that is, September 1, 2001, you will be eligible to participate in the E*TRADE bonus program, subject to the same terms and conditions applicable to other similarly situated E*TRADE employees.

Stock Options

             Your existing and outstanding stock options with TIR have been assumed by E*TRADE in accordance with your Stock Option Assumption Agreement. In addition, at the Closing you will be granted an option to purchase 20,000 shares of E*TRADE common stock under the Company’s 1996 Stock Incentive Plan. The per-share exercise price of the option will be equal to the per-share fair market value of the common stock on the Closing Date, as determined by the E*TRADE Board of Directors. The option will be evidenced by E*TRADE’s standard stock option agreement. So long as you continue in service with E*TRADE, the option will vest and become exercisable with respect to twenty-five percent (25%) of the option shares on the one-year anniversary of your employment start date and with respect to the balance at 25% upon each anniversary of the Closing Date until the fourth anniversary of the Closing Date.

Term of Employment

             You commit to remaining employed by E*TRADE for a period of three (3) years following the Closing Date (the “Term”). Nevertheless, E*TRADE may terminate your employment at any time for any reason, during the Term, with or without cause, by giving written notice of such termination. Similarly, you may resign your employment for “Good Reason,” as defined in this Agreement, without being deemed to have breached this Agreement. In addition, if E*TRADE wishes to terminate your employment for any reason within three (3) years after the Closing Date, it must obtain the written approval of the Chief Executive Officer—TIR, the President—TIR, the President of E*TRADE International and E*TRADE’s Vice President, Associates and Work Environment before taking such action. If any one of these four (4) individuals is not employed by E*TRADE at the time of the action in question, then such termina tion will require the approval of that individual’s replacement. E*TRADE will also provide you with one (1) month’s notice prior to the termination of your employment for any reason.

Termination of Employment

             For the purposes of this Agreement, a termination by E*TRADE for “Cause” shall mean a termination for any of the following reasons: (i) your failure to perform the duties of your position after receipt of a written warning and thirty (30) days in which to cure; (ii) engaging in misconduct as described in E*TRADE’s “Standards of Business Conduct”; (iii) being convicted of a felony; (iv) committing an act of fraud against or the misappropriation of property belonging to the Company or any of its employees; or (v) a material breach of this agreement or any confidentiality or proprietary information agreement between you and the Company. E*TRADE will provide written notice of the reason for termination in the case of any termination for “Cause.” A termination by E*TRADE for any other reason shall be a termination “Without Cause.”

             For the purposes of this Agreement, a resignation for “Good Reason” will occur if you resign your employment within thirty (30) days after the occurrence of either of the following events: (i) a reduction in your base salary or benefits; (ii) a material diminution in your duties, responsibilities, position, or authority as described herein; (iii) failure by E*TRADE to establish and administer the bonus pool for fiscal years ending in 2000 and 2001, as set out herein and in Exhibit A; or (iv) failure by E*TRADE to comply with and satisfy any other material provision of this Agreement.

             If E*TRADE terminates your employment “Without Cause” or you terminate your employment for “Good Reason” prior to the end of the Term, then E*TRADE will pay you a lump sum payment equal to (i) one (1) month’s salary for each year of service with TIR, providing for the continuity of your service with any E*TRADE business entity, not to exceed twelve (12) months and excluding the one month’s notice provision provided herein; and (ii) that amount of the bonus pool for which you are eligible prorated to the date of termination of your employment, less applicable deductions and withholdings, as severance (“Severance Payment”). Such Severance Payment would be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or severance pay under any Company policy or practice. If you are eligible to receive a greater amount of severance from an y other source or based on any written commitment, then you will have the option of selecting that severance benefit or this one, but not both. All benefits and future stock and option vesting would terminate as of the date of termination of your employment. You would, of course, be paid your salary through your date of termination and for the value of all unused paid time off earned through that date and allowed to continue your medical coverage to the extent provided for by COBRA, but you would not be entitled to any additional payments or benefits except as set forth herein. You would be allowed to exercise your vested options during the time period set forth in and in accordance with your option agreement and Stock Option Assumption Agreement.

             If you were to resign your employment other than for “Good Reason” or your employment were to be terminated for “Cause” within three (3) years after the Closing Date, then you would be paid all salary and benefits through the date of termination of your employment, but nothing else.

             If your employment were to continue beyond the Term, then your employment would be on an “at-will” basis. This means that either you or E*TRADE could terminate your employment at any time for any reason with or without cause and without the obligation to pay you, or your right to, any severance payment except as may be provided at such time under E*TRADE’s employee benefit plans for which you are eligible.

Your Position

             You will initially have the title of CEO—TIR in your present work location; however, you may be relocated with the written approval of the Chief Executive Officer—TIR, the President—TIR, the President of E*TRADE International and E*TRADE’s Vice President, Associates and Work Environment, in consultation with you. You will have whatever reasonable duties are assigned to you consistent with your title and position as agreed to by the Chief Executive Officer—TIR, the President—TIR and the President of E*TRADE International. The President of E*TRADE International, with input from the Chief Executive Officer—TIR, the President—TIR and E*TRADE’s Vice President, Associates and Work Environment, may change your title, duties, compensation, and benefits as they reasonably see fit. In addition, the Company acknowledges that it will attempt to provide you with employment with E*TRAD E International focusing on global operations, at a later time consistent with the development of this entity and to the extent possible; however, this acknowledgement shall not give you “Good Reason” to terminate your employment pursuant to this Agreement.

Non-Competition

             You understand and agree that this Agreement is entered into in connection with the acquisition by E*TRADE of all of the outstanding stock of TIR. You further understand and agree that you were a shareholder or optionholder of TIR; a key and significant member of the management of TIR; and that E*TRADE paid substantial consideration in order to purchase your stock and/or option interest in TIR. In addition, the parties agree that, prior to acquisition by E*TRADE of the stock of TIR, TIR was engaged in its business in the United States and throughout the world. E*TRADE represents and you understand that, following the acquisition by E*TRADE of the stock of TIR, E*TRADE will continue conducting such business in the United States and throughout the world.

             You agree that during your employment with E*TRADE you will not engage in any other employment, business, or business related activity unless you receive E*TRADE’s prior written approval to hold such outside employment or engage in such business or activity, except that E*TRADE agrees that you will be allowed to continue your membership on the Board of Directors of Barton Mines Corporation and Barton Joint Venture Corporation (BJVC) and devote up to ten (10) business days per year in such capacity. Such written approval will not be unreasonably withheld if such outside employment, business or activity would not in any way be competitive with the business or proposed business of E*TRADE or otherwise conflict with or adversely affect in any way your performance of your employment obligations to E*TRADE.

             Subject to the approval of the Vice President, Associates and Work Environment or his replacement, commencing on the date of termination of your employment with E*TRADE and continuing for a period equal to one (1) month for each year of service with TIR (providing for the continuity of your service with any E*TRADE business entity and excluding the one (1) month’s notice provision provided herein) but not to exceed twelve (12) months, you will not, except as provided below, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

             1. engage in any activity, in any market where E*TRADE conducts business, in which you participate, manage or advise in the design, development, marketing, sale or servicing of any product related to global institutional and retail internet securities trading, clearing services or execution (hereafter referred to as “the Business”);

             2. induce, encourage or solicit any individual who was employed by E*TRADE within six (6) months of the date your employment with E*TRADE terminates to leave the Company for any reason or to accept employment with any other company, or to employ, interview or arrange to have business opportunities offered to any such individual; or

             3. permit your name to be used in connection with a business which is competitive or substantially similar to the Business.

             Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any person or entity which owns a business that is competitive or substantially similar to the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

             If any restriction set forth in this non-competition section is found by a court to be unreasonable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. You acknowledge that the services that you will provide to E*TRADE under this Agreement are unique and that irreparable harm will be suffered by E*TRADE in the event of the breach by you of any of your obligations under this Agreement, and that E*TRADE will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this Agreement. Any claims asserted by you against E*TRADE shall not constitute a defense in any injunction action brought by E*TRADE to obtain specific enforcement of said paragraphs.

             You agree that if the Company establishes that you, or those acting in concert with you or on your behalf, materially violate the Non-Competition provision in any way, the Company shall be entitled to recover the reasonable attorneys’ fees and litigation expenses incurred, arising out of or relating to the Company’s efforts to prevent the breach, to establish that a breach has occurred, to enforce the Non-Competition provisions or to seek to redress a breach, including any appeals if necessary. If the Company fails to establish that you, or those acting in concert with you or on your behalf, have materially violated any of the Non-Competition provisions in any way, you shall be entitled to reimbursement of reasonable attorneys’ fees and litigation expenses incurred in your defense.

Arbitration

             We each agree that any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this Agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, any disputes regarding your employment by E*TRADE or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with E*TRADE or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or workers’ compensation laws; (ii) claims concerning the validity, infringement o r enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by E*TRADE, or which E*TRADE could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable California law. Binding arbitration will be conducted in Santa Clara County in accordance with the rules and regulations of the American Arbitration Association. The parties will split the cost of the arbitration filing and hearing fees and the cost of the arbitrator; each side will bear its own attorneys’ fees, unless otherwise decided by the arbitrator. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

Miscellaneous Provisions

             This Agreement and the accompanying Proprietary Information and Inventions Agreement will be the entire agreement between you and E*TRADE relating to your employment and the additional matters provided for herein. This Agreement supersedes and replaces (i) any prior verbal or written agreements between the parties except as provided for herein and (ii) any prior verbal or written agreements between the undersigned employee and TIR relating to the subject matter hereof. This Agreement may be amended or altered only in a writing signed by you and the President of E*TRADE International. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable it and the other provisions shall continue to be enforceable to the full extent allowable, as if such of fending provision had not been a part of this Agreement. This offer is also contingent on your executing the E*TRADE Proprietary Information and Invention Agreement, a copy of which is attached hereto.

             As used in this Agreement, “E*TRADE Group, Inc.” and “Company” refer to E*TRADE and each of its subsidiaries.

             If you have any questions about this offer, please contact me at (650) 331-6097. Please sign and date this letter below and return it to me.

Sincerely,
E*TRADE GROUP INCORPORATED
/s/ Jerry A. Dark
Jerry A. Dark, Vice President Associates and Work Environment

             I agree to the terms and conditions in this offer.

Dated: July 12, 1999	/s/ Jarrett Lilien
Jarrett Lilien

Exhibit A

Bonus Milestones

Milestone Factors for Determining Bonus Pool Pay-Outs:

        1.  Individual Performance: The following criteria, to the extent applicable, will be used to determine the degree to which an individual has met his or her individual performance milestone.

              a.  Business unit financial performance

                     i.  Includes budget management

                     ii.  Performance over revenue targets

              b.  Key business initiatives

                     i.  Includes performance compared with growth targets for sales, volumes by geography/line of business/function

                     ii.  Customer growth and retention

              c.  Personal impact on business results

              d.  Participation and leadership in performance management process throughout the Company

              e.  Remaining “engaged” and productive post-merger

        2.  Integration: Degree to which the employee contributes to a seamless and effective transition:

              a.  Contribution to employee selection and retention

              b.  Leadership and participation in H&G/E*TRADE integration teams

              c.  Facilitating successful cultural assimilation

                     i.  Including positive, open, two-way communications, technology transfers and learning

              d.  Succession planning to ensure smooth transitions for all key, high-impact positions.

        3.  Project Leadership: Degree to which employee takes an active and effective role in identified projects. (Note: all existing projects will be reviewed and new projects may be jointly identified by Chief Executive Officer—TIR and President—E*TRADE International. The new projects may differ from the existing “godfather” strategic projects and may include projects necessary as part of integration.)

Evaluation and “Fine Tuning” of Milestone Performance: Performance results associated with the three milestones will be “fine tuned” as follows:

        1.  Internal Comparisons: Executive Committee members will be ranked approximately 1-12 relative to his or her peers.

              a.  Factors used for “relative” ranking:

                     i.  Executive Committee member’s success in attracting new talent

                     ii.  Relative performance of regional offices/functions

                     iii.  Motivation level

        2.  External Comparisons: To ensure retention, market competitiveness of total compensation will be considered in light of planned bonus payouts.

Process For Determining Bonus Pool Pay-Outs:

        1.  Goals for TIR group to be set out by Executive Committee and finalized by the Chief Executive Officer—TIR and the President of E*TRADE International.

        2.  Quarterly review of process executed by the Chief Executive Officer—TIR and the President of E*TRADE International, with input from E*TRADE’s Vice President, Associates and Work Environment

        3.  Final determination of bonus pay-outs per individual by the Chief Executive Officer—TIR, the President—TIR, and the President of E*TRADE International, with input from E*TRADE’s Vice President, Associates and Work Environment